Ioanis Jorgali, Investors 629-213-6139 Ioanis.Jorgali@alliancerbernstein.com	Carly Symington, Media (US) 615.417.5701 Carly.Symington@alliancerbernstein.com

AllianceBernstein announces Onur Erzan as President

NASHVILLE, Tenn., January 5, 2026 -- AllianceBernstein Holding L.P. (NYSE: AB) and AllianceBernstein L.P. (“AB”), a leading global investment management firm and a subsidiary of Equitable Holdings, Inc. (NYSE: EQH), announced that Onur Erzan has been appointed President of AB (“President”), effective today.

As President, he will partner with CEO Seth Bernstein to oversee the transformation of AB’s business and prioritization of strategic initiatives, while developing new and innovative solutions and value-added services to respond to evolving client needs. Erzan will continue to lead AB’s Private Wealth Management, Global Asset Management Distribution and Global Private Alternatives businesses, which he assumed in Fall 2025. In addition, Erzan will assume responsibility for AB’s Strategy and Corporate Development functions.

“This is a pivotal moment for AB,” said AB’s CEO Seth Bernstein. “Onur’s appointment to President underscores his criticality to AB and Equitable Holdings, and his strong connections both within the firm and across the industry. Onur has built a robust and effective distribution business through his commitment to our clients. He has a passion for winning and a strong belief in identifying key success factors for our business and future success.”

In asset management, Erzan has shaped and executed AB’s global distribution strategy and has played a pivotal role in expanding AB into new business areas, including the launch of its active exchange-traded funds business, the creation of an integrated insurance asset-management vertical and the enhancement of retirement income solutions.

In private wealth, Erzan has implemented client-segment-specific strategies, providing tailored offerings for ultra-high-net-worth clients. Under his leadership, the wealth advisor force has continued to expand, and he has been instrumental in strengthening external partnerships with banking institutions and international custodians, enhancing AB’s global reach and client service capabilities.

“Since joining AB, I’ve been inspired by our colleagues in offices around the world, our firm’s commitment to innovation, and our collective passion to ensure client success,” said AB’s President Onur Erzan. “I’m honored to step into the role of President and look forward to charting the firm’s future alongside Seth.”

Onur remains a member of the Equitable Holdings Management Committee and will now serve as Chair of the AB Operating Committee. Prior to joining AB in January 2021, Onur spent 20 years with McKinsey & Company, most recently as a Senior Partner and co-leader of its Wealth & Asset Management practice.

For more information and to learn more about Onur, click here to read his bio.

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About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers diversified investment services to institutional investors, individuals, and private wealth clients in major world markets. As of November 30, 2025, AllianceBernstein had $865 billion in assets under management.

Additional information about AB may be found on our website, www.alliancebernstein.com.

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